Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 22, 2025
Registration Statement Nos. 333-268757 and 333-268757-15

***PRICING DETAILS*** $349.793mm Exeter Select Automobile Receivables Trust (ESART 2025-2)

Joint Bookrunners : J.P. Morgan (struc), Wells Fargo
Co-Managers : Citi, Deutsche Bank, Mizuho

TOTAL OFFERED
CL	AMT($MM)	AMT($MM)	WAL	S&P	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A1	47.000	44.650	0.18	A-1+	1-5	12/25	08/26	I-Curve	+19	4.531	4.531	100.00000
A2	131.470	124.896	1.11	AAA	5-23	06/27	06/29	I-Curve	+57	4.591	4.54	99.99189
A3	73.685	70.000	2.39	AAA	23-35	06/28	08/30	I-Curve	+67	4.476	4.43	99.98925
B	26.840	25.498	3.12	AA	35-41	12/28	11/31	I-Curve	+90	4.682	4.63	99.97997
C	43.660	41.477	3.70	A	41-50	09/29	12/31	I-Curve	+115	4.963	4.91	99.99193
D	38.560	36.632	4.52	BBB	50-59	06/30	01/32	I-Curve	+155	5.405	5.34	99.97971
E	6.990	6.640	4.88	BB	59-59	06/30	02/33	I-Curve	+310	6.974	6.87	99.98065

Expected Settle : 07/30/2025 Registration : A1-D: SEC-Reg; E: 144a/RegS
First Pay Date : 08/15/2025 ERISA Eligible : A1-D: Yes; E: No
Expected Ratings : S&P Px Speed : 1.40% ABS to 5% Clean-Up Call
Ticker : ESART 2025-2 Min Denoms : A1-D: $1k x $1k
Bill & Deliver : J.P. Morgan E : $92k x $1k
Expected Pricing : PRICED Available Information:
CUSIPS : A1 30185EAA1 * Preliminary Prospectus : Attached
A2 30185EAB9 * Preliminary FWP : Attached
A3 30185EAC7 * Preliminary OM : Attached
B 30185EAD5 * DealRoadshow.com : ESART252
C 30185EAE3 * IntexNet/CDI : Attached
D 30185EAF0 * Dealname : XESART252
E 30185EAG8 * Password : A7XU

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.